Exhibit 5.4
January 8, 2008
XO Holdings, Inc.
13865 Sunrise Valley Drive
Herndon, Virginia 20171
Re:	XO Holdings, Inc. — Registration Statement on Form S-3
Ladies and Gentlemen:
      We have been engaged as special counsel to XO Interactive, Inc., a Washington corporation (“XO Interactive”), and XO Virginia, LLC, a Washington limited liability company (“XO Virginia”, and collectively with XO Interactive, the “Guarantors”), to confirm the authority of the Guarantors to guarantee certain debt securities (the “Debt Securities”) which may be issued from time to time by XO Holdings, Inc. (“Holdings”), pursuant to one or more guarantees to be executed and delivered by the Guarantors (each, a “Guarantee” and collectively, the “Guarantees”).
      In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Guarantors and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We also have examined the registration statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time of securities, including the Debt Securities, by Holdings.
      In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.
      We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Washington as in effect on the date hereof.
      The opinions hereinafter expressed are subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally.

XO Holdings, Inc.
January 8, 2008

      In rendering the opinions expressed below, we have further assumed that the terms of all Guarantees will conform to the forms provided to us.
      Based on the foregoing, it is our opinion that:
      1.   XO Interactive is a corporation duly incorporated and validly existing under Washington law.
      2.   XO Virginia is a limited liability company duly organized and validly existing under Washington law.
      3.   XO Interactive has all requisite corporate power to execute, deliver and perform its obligations under the Guarantees. XO Virginia has all requisite limited liability company power to execute, deliver and perform its obligations under the Guarantees.
      4.   The execution, delivery and performance by XO Interactive of its obligations under the Guarantees will not violate or result in a breach of the articles of incorporation or bylaws of XO Interactive. The execution, delivery and performance by XO Virginia of its obligations under the Guarantees will not violate or result in a breach of the certificate of formation or limited liability company agreement of XO Virginia.
      This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis or a legal conclusion in this opinion letter.
      We hereby consent to your filing a copy of this opinion as an exhibit to the Registration Statement. Subject to the foregoing, this opinion letter is rendered only to you and is solely for your benefit in connection with the transactions contemplated by the Registration Statement, and this opinion letter may not be used or relied on for any other purpose or by any other person without our prior written consent.
      Very truly yours,
      /s/ Davis Wright Tremaine LLP